THE SOMERSET GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (unaudited)		Nine Months Ended
		                                                             September 30,
	                                                              1999		    1998
Cash flows from operating activities:
  Net income	                                         $2,644,000 		$2,210,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization	                       229,000  	  	206,000
    Deferred income taxes	                             1,047,000    		413,000
    Equity in earnings of First Indiana Corporation	  (3,561,000)		(3,028,000)
    Dividends received from First Indiana Corporation	 1,076,000    		988,000
    Changes in operating assets and liabilities:
      Trade accounts, notes, and other receivables      (303,000) 		 (312,000)
      Prepaid expenses	                                   (7,000) 	  	(53,000)
      Accounts payable and accrued expenses	             377,000       96,000
      Accrued income taxes	                              109,000   		 447,000
                                                       ---------     --------
Net cash provided by operating activities	             1,611,000    		967,000

Cash flows from investing activities:
  Purchase of shares of First Indiana Corporation	           ---   		(990,000)
  Payment for purchase of McGee, Rice & Wheat, Inc.   (1,036,000)       ---
  Purchase of office furniture and equipment	           (358,000)  		(178,000)
  Decrease in other assets	                              117,000  		  113,000
  Decrease in short-term investments	                  2,495,000  		1,048,000
                                                       ---------     --------
Net cash provided by investing activities	             1,218,000     		(7,000)

Cash flows from financing activities:
  Principal payments on note payable, bank                  ---		    (459,000)
  Principal payments on long-term borrowings	               ---		     (43,000)
  Reissuance of treasury shares	                         338,000    		 89,000
  Purchase of treasury shares	                        (2,690,000) 	  (297,000)
  Cash dividends paid	                                  (566,000)  	 (522,000)
                                                       ---------    ---------
Net cash used by financing activities	                (2,918,000)	 (1,232,000)

Decrease in cash and cash equivalents	                   (89,000)  		(272,000)
Cash and cash equivalents at beginning of period	        526,000    		600,000
                                                         -------      -------
Cash and cash equivalents at end of period	             $437,000   		$328,000
                                                         =======      =======

The Company made income tax payments of $134,000 and $280,000 during the nine months ended September 30, 1999 and 1998, respectively.

                                          -4-

See accompanying Notes to Condensed Consolidated Financial Statements